UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest reported): February 3, 2005

                              Multiband Corporation
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             (Exact name of registrant as specified in its chapter)

           Minnesota                      13529                  41-1255001
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(State or other jurisdiction     (Commission File Number)      (IRS Employer
       of incorporation)                                     Identification No.)

        9449 Science Center Drive
           New Hope, Minnesota                                 55428
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(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code        763-504-3000
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          (Former name or former address, if changed since last report)


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Item 3.02

Unregistered Sale of Equity Securities

On February 3, 2005, Multiband Corporation finalized a private placement of the Company's Series I Convertible Preferred Stock. The series I Offering was funded by a group of institutional and accredited investors. Multiband intends to use proceeds received from the offering for the expansion of its nationwide network of voice, data and video services in Multi-dwelling-units.

Under the terms of the Preferred Stock offering, The Company will issue shares of its Series I Convertible Preferred Stock in the aggregate amount of ten million dollars. The preferred shares are Convertible into shares of common stock at the fixed rate of $1.50 per share. The market closing price of the Company's common stock was at $1.36 per share on February 2, 2005, the day prior to the offering's closing. In addition, the investors will receive 7,142,858 three year warrants to purchase common shares at exercise prices of $1.57 and $1.73 per share. Half of the warrants issued have the former exercise price and half the warrants issued have the latter exercise price. The Company is also required to file a registration statement related to the Shares and Warrants.

                                   Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2005                 Multiband Corporation

                                       By James L. Mandel
                                          --------------------------------------
                                          James L. Mandel
                                          Chief Executive Officer


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                                  Exhibit Index
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Series I Certificate of Designation
Subscription Agreement
Registration Rights Agreement
Form of Warrant